AMENDED

                        COMMUNITY CORRECTIONAL FACILITY
                             CONTRACT FOR SERVICES
                                     FOR
                    TRAVIS COUNTY COMMUNITY SUPERVISION AND
                            CORRECTIONS DEPARTMENT


This Operations Amended Agreement (the Amended Agreement), made and entered into by and between the Travis County Supervision and Corrections Department, ("DEPARTMENT"), a governmental entity and

                      Correctional Services Corporation
                      Contact Person:  James F. Slattery
                               1819 Main Street
                            Sarasota, Florida 34236
                            Office #:  (941)953-9199
                              Fax #: (941)953-9198

hereinafter called "VENDOR" on this sixth day of May 1998.

ARTICLE I.  CONTRACT TERM AND SERVICE PROCEDURES

     1.1 Appointment of VENDOR. In accordance with the terms and conditions set forth herein, and in consideration of the Payments hereinafter provided, VENDOR is hereby appointed to provide DEPARTMENT, and VENDOR hereby agrees to furnish to DEPARTMENT, the Services provided for herein.

     1.2 Term. This Amended Agreement provides the basis under which the DEPARTMENT and the VENDOR may carry out their interrelated activities. The purpose of this Amended Agreement is to provide for the operation of the Travis County DWI Substance Abuse Treatment Facility (SMART), hereinafter referred to as "Facility," by the VENDOR. The DEPARTMENT shall have the option to renew and extend this Amended Agreement. The VENDOR will provide residential community correctional supervision services for up to seventy-six (76) offenders, male and female, hereinafter referred to as "Residents."

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     1.3    DEPARTMENT Obligations

            a)   DEPARTMENT to Provide Facility

                 The DEPARTMENT will provide the Facility. The Facility is on a single campus and in such a manner as to allow the utilization of resources (e.g., kitchen, dining hall, transportation vehicles, etc.) while allowing the operation of the program.

            b)   Compliance With Codes and Standards

                 At the time of construction, the facility was constructed to meet all state, local and generally recognized building and construction codes. The facility currently meets all standards promulgated by the Community Justice Assistance Division (CJAD) of the Texas Department of Criminal Justice (TDCJ). The Department shall obtain all permits and licenses required by any governmental entity having power to control or regulate the operation of the Facility unless VENDOR is authorized by the DEPARTMENT to obtain permits and licenses.

     1.4 Fixtures and Equipment The DEPARTMENT shall provide a complete facility with all major essential components and systems functioning and in good repair, such as heating, air conditioning, electrical, plumbing, door, window and fire alarm systems, internal fixtures, exterior security lighting, interior emergency lighting, interior security system, telephone system, all connections to utilities, including water, sewer, electricity, refuse collection, gas, telephone, etc., entry ways, parking areas, walkways, Challenge Course grounds, fences, etc.

     1.5 Repairs and Maintenance. The DEPARTMENT shall cause the Facility, as defined above, including all materials and equipment owned and/or supplied by the DEPARTMENT, to be of a size, quantity, and quality typical of minimum security correctional institutions and of a sufficient quality to withstand the wear and tear normally associated with a community correctional facility.

            a) The DEPARTMENT shall ensure that all necessary repairs to the Facility's foundation, exterior and load bearing walls, roof, and the heating, cooling, ventilating, plumbing, and electrical systems are made when said repairs are properly reported by the VENDOR to the DEPARTMENT as a result of routine preventative maintenance checks conducted by the VENDOR and are not caused by negligent or willful act(s) or other activities of residents, or VENDOR staff, or resulting from a failure to properly supervise and/or manage VENDOR staff and/or provide appropriate supervision of the resident population assigned to the Facility. The VENDOR's Facility Administrator will coordinate all Facility maintenance activity. The DEPARTMENT is not responsible for the replacement, betterment, and/or improvements to the Facility, as defined above, or the equipment provided by the DEPARTMENT.

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            b)   The VENDOR shall perform or provide for the performance of all preventative maintenance on all Facility property and equipment provided for and/or associated directly with the correctional custody, control, and supervision of the residents and the supervision and management of VENDOR staff. Additionally, the VENDOR shall maintain all furnishings, equipment and facility structures in good operating order.

            c) The VENDOR shall perform or provide for the performance of all maintenance and make all repairs to the Facility and its fixtures and equipment except those repairs and non-operator maintenance to the Facility's foundation, exterior and load bearing walls, roof, and components of the Facility's heating, cooling, ventilating, plumbing, and electrical systems that are not caused by, negligent or willful act(s) or other activities of residents, or VENDOR staff, or resulting from a failure to provide appropriate supervision of the resident population assigned to the Facility.

            d) The VENDOR shall maintain, repair, and replace as necessary all interior doors, locking devices, all windows, exterior lighting, and all equipment required, used for, and/or intended to surveillance, and the appropriate supervision of the resident population assigned to the Facility. Additionally, the VENDOR shall maintain, repair, and replace as necessary all facilities, fixtures, and equipment that are provided by and the property of the DEPARTMENT, used exclusively by VENDOR staff.

            e) The VENDOR shall maintain and repair both storage buildings at their cost. The VENDOR shall be responsible for all grounds maintenance including upkeep of all landscaped areas, Challenge Course area and future landscaping/grounds projects at their cost.

            f) The VENDOR shall refer to the DEPARTMENT the need for any goods or services which the DEPARTMENT is responsible for providing. If the VENDOR incurs costs for such goods or services directly, then the VENDOR will pay those costs.

     1.6    Destruction or Damage to Facility.

            a) In the event of the destruction of or damage to the Facility or any portion thereof to the extent that there is substantial reduction of the intended operation of the Facility or any component program in the Facility, the DEPARTMENT shall have the option upon thirty (30) days written notice from the DEPARTMENT to the VENDOR to suspend VENDOR's operations and compensation which are set forth in this Amended Agreement or to negotiate a reduction in services

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provided by the VENDOR and compensation to the VENDOR for such a period of time required to restore the Facility to the capability of its intended operation.
In the event of such destruction or substantial damage to the Facility, either party shall have the option to terminate this Amended Agreement upon thirty (30) days written notice to the other party.

     1.7 Utilities. The DEPARTMENT shall pay for the use of all utilities necessary and/or required for the Facility such as electricity, gas, water, DEPARTMENT telephone service, sewer, waste removal, etc.

     1.8 Operation, Management and Supervision Services. VENDOR shall operate the Facility under the terms and conditions as more fully set forth below:

            a)   Compliance.

                 VENDOR shall use all reasonable efforts to cause its operation of the Facility to conform with the laws of the State of Texas and with applicable standards promulgated by the TDCJ-CJAD, and in all material respects to applicable American Correctional Association (ACA) Standards for Adult Community Residential Services to the extent VENDOR has the ability to control such compliance and applicable building and safety codes, regulations and sanitary and health codes governing like facilities. A full-time employee of VENDOR will be designated to inspect the Facility semi-annually for the compliance with applicable codes and regulations. DEPARTMENT and VENDOR will develop a quarterly contract compliance checklist. In addition, a quarterly inspection and quarterly compliance report detailing preventative maintenance activities, staffing levels and staff training hours and other contractual obligations will be completed. Such inspections and actions taken, if any, to comply with inspections findings will be kept on file at the facility and at VENDOR's headquarters, and a copy shall be promptly sent, subsequent to each inspection, to the DEPARTMENT Facility Director and DEPARTMENT Manager of Planning and Community Resources. VENDOR will cooperate fully with the DEPARTMENT to maintain ACA standards, prepare for ACA accreditation and to comply with CJAD standards. VENDOR will submit to the DEPARTMENT an ACA accreditation timeline by the end of FY 1998.

            b)   Resident Housing Services.

                 VENDOR shall operate all housing program and work release services. Work Release verification procedures will be a VENDOR function.

            c)   Securing Points of Facility Access

                 VENDOR shall operate and control all points of facility ingress and egress.

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            d)   Resident Supervision

                 VENDOR shall provide such supervision as is required by CJAD standards and Texas Commission on Alcohol and Drug Abuse (TCADA) standards, recognized community corrections substance abuse treatment standards to maintain the safety and order of the facility and to protect the safety and well-being of the Residents, staff, visitors and surrounding community. All residential supervisors shall wear designated VENDOR attire while on duty.

                (i) VENDOR shall ensure that male and female Residents have separate sleeping quarters, including toilet and shower facilities.

                (ii) VENDOR shall ensure an adequate number of female Residents supervisors to properly supervise female populations. There shall be at least one female resident supervisor per shift.

                (iii) VENDOR shall ensure an adequate number of both female and male resident supervisors to ensure that Residents shall not be supervised or escorted by only members of the opposite sex.

                (iv) Access to and means for communication by Residents with their supervision officers, attorney, judge, or the TDCJ-CJAD shall not be hindered by VENDOR Facility staff.

                (v) A permanent log containing information regarding the transportation of Residents from the Facility to all outside destinations shall be maintained in written form by VENDOR including (A) name(s) of resident(s) and driver(s), (B) other staff members accompanying,(C) destination, (D) vehicle,
(E) time of departure, (F) time of return, (G) purpose of the trip, and (I) any other pertinent information.

                (vi) VENDOR will immediately notify the DEPARTMENT's designee of all incidents or unusual occurrences (including but not limited to use of force or isolation as a means of controlling Residents) as defined by the DEPARTMENT and will within 24 hours, furnish written notification to include documentation of the facts of such incident or occurrence.

                (vii) In the event of a disturbance caused by Residents, including a resident strike, should occur within the facility or on its premises, the VENDOR shall notify the DEPARTMENT Facility Director or Designee immediately.

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            The VENDOR will develop and implement written policies and procedures and train staff to the standards of said policies and procedures concerning the use of force. Under no circumstances is the VENDOR to initiate or participate in the use or application of deadly force.

            Reportable incidents shall include, but not be limited to, the following listed items:

                (aa)  Fire;

                (bb)  Damage to the Facility;

                (cc)  Injury of a resident requiring emergency room treatment;

                (dd)  Injury of a resident by another resident;

                (ee)  Injury of a resident by a member of the Facility Staff;

                (ff)  Injury of a resident by a visitor or volunteer;

                (gg) Catastrophic failure of key environmental, plumbing, sanitation, or other vital systems;

                (hh) Walk-off, Absconding, or Escape of resident from the Facility or work detail;

                (ii)  Any incident requiring the use of force by Facility Staff;

                (jj) Placement of a resident in restraints and/or pre-hearing detention and/or seclusion;

                (kk) Any incident deemed reportable by the on-duty supervisor or any member of his chain of supervision;

                (ll)  Death of a resident;

                (mm) Collision or other damage involving a DEPARTMENT-owned motor vehicle and any injury(ies) associated therewith.

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               (viii) In the event of any such occurrence, VENDOR will, as requested, cooperate with the DEPARTMENT and any appropriate law enforcement authorities in restoring order to the Facility.

                (ix) The VENDOR shall notify the DEPARTMENT of any act or omission by a VENDOR employee or agent, which comes to VENDOR's attention, that violates the law, is unethical, violates the terms of this Amended Agreement, or in any way adversely impacts or threatens program goals or integrity of the well-being, program progress or standing, or community supervision and corrections status of any resident.

            e)   Food Service.

                 VENDOR will provide all Residents assigned to the facility with three (3) meals per day with lunch containing fresh fruit. The VENDOR will make available sack lunches containing a minimum of 2 sandwiches, condiments, snack, fruit, and chips for off site CSR Residents and Work Release Residents. The meal plan will be approved by a registered dietician and will be prepared under sanitary conditions and in compliance with applicable state and local regulations and ACA Standards. All food service employees shall be in designated VENDOR attire while on duty.

            f)   Clothing and Laundry Services.

                 VENDOR shall provide uniformed clothing for all facility Residents based on direction by DEPARTMENT. Work release Residents will only wear the designated uniformed clothing while at the facility. Non-work release Residents will wear VENDOR supplied clothing at all times unless otherwise designated by the DEPARTMENT. VENDOR shall provide on-site laundry services in accordance with ACA standards for Adult Community Residential Services.

            g)   Equipment, Material and Supplies.

                 In addition to other requirements specified in this Amended Agreement for VENDOR provided equipment, materials, and supplies, VENDOR shall provide the equipment, materials, and supplies indicated in Exhibit B. VENDOR shall provide an institutional grade washer and dryer for the on-site laundry. The washer and dryer equipment, upon installation, will become property of the DEPARTMENT. The VENDOR may lease coin-operated washers and dryers for resident use and telephones for resident and public use, as well as vending machines for food stuffs for VENDOR and DEPARTMENT staff and Offenders participating in the

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Continuing Care phase of the program.  Any profits derived from the leased equipment mentioned above, shall be designated for a facility equipment/supply and/or resident recreational fund. Monthly/quarterly reports detailing the amount of funds deposited/used into/from the Resident Recreational fund will be forwarded to the DEPARTMENT Facility Director and Manager for Planning and Community Resources. Any taxes associated with the aforementioned leased equipment will be the sole responsibility of the VENDOR. VENDOR will initiate written contracts with any subcontractor and will forward copies of all contracts to the DEPARTMENT Manager of Planning and Community Resources.

            h)   Safety and Sanitation

                 VENDOR shall operate the Facility in a safe and sanitary manner, in compliance with all applicable health and safety requirements, subject to the DEPARTMENT's responsibility to maintain the Facility as set forth above.

            i)   Rehabilitation and Counseling Services

                 The VENDOR and the DEPARTMENT jointly shall be responsible for the orientation of new Residents. The DEPARTMENT shall be responsible for any and all treatment and counseling services, except to the extent as expressly provided for below.

            j)   Facility Rules, Policies and Operational Guidelines.

                 (i) VENDOR shall establish written policies, procedures and operation manuals in regard to the facility operation and resident supervision for which it is responsible pursuant to the terms of this Amended Agreement and in compliance with state laws and CJAD and ACA standards. Said written policies will be submitted to the DEPARTMENT for review and approval prior to implementation. Said written policies, procedures and operation manuals shall be the property of VENDOR, and shall continue to be the property of VENDOR.

                 (ii) The VENDOR will submit proposed policies and procedures and operations manuals to the DEPARTMENT. In consultation with the DEPARTMENT, these policies, procedures and operations manuals will be reviewed annually, by the end of the second quarter of each fiscal year. The VENDOR and the DEPARTMENT will make a good faith effort to resolve any questions or issues concerning proposed policies and procedures and when necessary, will develop acceptable alternatives to any proposed policies and procedures.

                 (iii) The VENDOR will provide all residents with a copy of a DEPARTMENT approved Resident Handbook (English and Spanish version) at new resident orientation.

            k)   Medical Care

                 VENDOR shall provide on a consulting basis a licensed practicing physician in the State of Texas to review, at least quarterly, the medical and health care policies, procedures, and practices of VENDOR. A report from the reviewing physician shall be provided to the DEPARTMENT's Manager of Planning and Community Resources on a quarterly basis. VENDOR shall provide a registered nurse to provide on-site coverage at least five days per week (preferably Monday through Friday) as well as 24 hour on-call availability. The nurse shall be in uniform while on duty. The nursing staff shall meet the licensing and certification requirements of the state of Texas. VENDOR will provide an initial routine physical exam by a physician, physician's assistant or an advanced registered nurse practitioner for all Residents within 72 hours of admission to include a TB test. This physical exam can occur either at the facility or off-site. VENDOR shall provide annual TB testing for DEPARTMENT staff. HIV test screening/ counseling will be offered bi-monthly. VENDOR will provide transportation for Residents to medical appointments or for the purpose of obtaining medical treatment not available at the facility, outside of the facility but only within Travis County, Texas, except, in any case of medical emergency, upon which VENDOR will provide transportation of Residents to the nearest point of medical care. Neither the VENDOR nor the DEPARTMENT will assume responsibility for provision of or payment for any resident's medical/dental expenses past the initial physical. Neither the DEPARTMENT nor the VENDOR shall provide payment for prescription drugs, medications, medical care, hospitalization or institutionalization. As used herein, "medical care" means all types of health related services, including but not limited to dental, psychological, psychiatric, optical, chiropractic, laboratory, and diagnostic, as well as the services traditionally rendered by medical doctors. VENDOR shall develop a written policy to detail security procedures for dispensing and storing approved medication.

            l)   Personnel Recruitment and Training

                 (i) VENDOR's recruitment selection and employment of all personnel shall conform to the rules and regulations of the Equal Employment Opportunity Commission and as prescribed in Article II, 2.2. The VENDOR shall make every effort to employ personnel to approximate Residents' ethnic distribution. VENDOR shall provide access to the DEPARTMENT for records required by law to be maintained of such non-discriminatory action upon request by the DEPARTMENT. A notice evidencing VENDOR's adoption and commitment to this policy shall be posted in a conspicuous location at the Facility.

                 (ii) VENDOR shall provide copies of the applications of all prospective employees to a designated representative of the DEPARTMENT. Information shall include name, driver's license number, date of birth and social security number, of all prospective employees. The VENDOR shall conduct a criminal record background investigation on all employees prior to their employment. VENDOR will perform a routine reference check independently on all employees prior to their employment. Results of VENDOR's routine reference check shall be made available to the DEPARTMENT. DEPARTMENT may reject a proposed employee based on information available. Due to confidentiality of records, the DEPARTMENT may accept or reject a proposed employee without discussion of cause. VENDOR employees must hold confidential all information/data accessed in performance of job duties. As an independent contractor, VENDOR assumes all responsibility for payment of its employee wages, salaries and benefits, including medical insurance, worker's compensation insurance, and other benefits.

                 (iii) The DEPARTMENT reserves the right to have the VENDOR re-assign any existing employee, considered by the DEPARTMENT to be inappropriate for the facility.

                 (iv) VENDOR will appoint an on-site administrator to manage VENDOR's day-to-day operation of the Facility. The administrator's position shall be staffed by an experienced and trained professional in the administration of correctional facilities. Such appointment shall be subject to DEPARTMENT approval. The VENDOR will schedule staff coverage for both the residential wing and aftercare wing of Facility. The residential wing will require 24 hour coverage, seven days per week. Minimum staffing requirements will be as follows: First Shift, 3 staff; Second Shift, Monday through Friday, 2:00 p.m. to 10:00 p.m., 4 staff; Third Shift, 3 staff. The aftercare wing will require at least one staff member between the hours of 5:00 p.m. to 10:00 p.m., Monday through Friday, with hours on Saturday and Sunday to be determined by programming needs. VENDOR will notify DEPARTMENT Facility Director regarding staff schedule changes due to reduction in staff or change in staffing pattern as a result of resignations, shift changes or terminations.

                 (v) Training of VENDOR employees and adequate staffing requirements of the facility shall be the responsibility of VENDOR. To the extent necessary, VENDOR shall train VENDOR employees to assure their ability to comply with applicable policies, ACA standards, procedures and operation manuals as specified by VENDOR and approved by the DEPARTMENT and any additional quarterly training agreed upon by the VENDOR and DEPARTMENT. Training shall include, but not be limited to, substance abuse issues, specific treatment modalities utilized at the facility, facility operations, client-centered resident supervision, emergency procedures, etc. VENDOR shall be responsible for providing and scheduling CPR and first aid training to all Facility staff (VENDOR and DEPARTMENT) on an annual basis. VENDOR shall provide on-going training to ensure that all employees are knowledgeable of and adhere to appropriate policies, procedures and operations manuals. VENDOR shall ensure that all VENDOR staff meet all TDCJ-CJAD training standards including, but not limited to, Re-integration Model Training.

                 (vi) All of VENDOR's personnel records shall be the property of VENDOR, and shall continue to be the property of VENDOR and shall be provided to the DEPARTMENT upon request for review and/or reproduction.

                 (vii) Volunteers to the facility program shall be approved by the DEPARTMENT. The VENDOR shall allow access to the Facility for the DEPARTMENT-approved volunteers.

            m)   Community Service Restitution.

                 The DEPARTMENT shall be responsible for developing Community Service Restitution (CSR) programs. VENDOR will be responsible for tracking and implementing the CSR supervision of CSR residents. This includes all work details in the Facility, on the Facility grounds and in the community. The VENDOR shall be responsible for providing appropriate instruction to Residents so that work projects and CSR can be successfully completed. VENDOR shall ensure that appropriate administrative staff conduct monthly, unannounced inspections of CSR to ensure that appropriate safety, security and supervision policies and procedures are maintained. VENDOR shall, when necessary, provide drivers for Residents to CSR programs anywhere within Travis County, Texas. VENDOR shall be responsible for equipment maintenance necessary to complete work details and CSR.

                 VENDOR's CSR supervision ratio shall be no less than one (1) staff person for every twelve (12) Residents and shall comply with Article I, 1.8, c., of this Amended Agreement. Each resident participating in the CSR program must have demonstrated satisfactory performance in the facility program. DEPARTMENT staff and VENDOR staff must agree that each (I) CSR assignment location does not pose an undue risk or hazard to the health and/or safety of Residents or supervising staff, (ii) CSR assignment locations allow for adequate control and supervision of Residents at all times, and (iii) CSR materials and equipment supplied to perform assigned tasks do not pose undue risks to the health and/or safety of Residents or supervising staff.

            n)   Utilities

                 The VENDOR shall make every effort to provide energy conservation at the facility.

            o)   Transportation

                 The DEPARTMENT will provide two (2) DEPARTMENT-owned vans which VENDOR will operate for the purpose of transporting Residents to and from CSR, to medical appointments, court appearances and for support of facility operations. Drivers shall be in VENDOR designated attire while on duty. VENDOR will schedule appointments, when necessary, and deliver the DEPARTMENT-owned vans to the Travis County Garage, or other facility that DEPARTMENT may designate, for all necessary vehicle maintenance and repairs at the cost of the VENDOR. VENDOR will be responsible for all insurance and costs for operating the two DEPARTMENT-owned vehicles (vans), excluding fuel, which will be at DEPARTMENT cost. The VENDOR will be responsible for taking the vans to be fueled. VENDOR will be responsible for any VENDOR employee misuse of Travis County issued gasoline fuel card(s). VENDOR will also maintain and monitor daily trip and mileage logs for each DEPARTMENT van. These records are to be made available to the DEPARTMENT upon request for review and/or photocopying. The VENDOR will insure that all staff whose job descriptions include transportation duties will have completed an approved defensive driving course annually.

            p)   Urinalysis Testing/Breathalyzer Testing

                 The VENDOR, in coordination with the DEPARTMENT, shall establish a procedure for taking specimens from Residents. The VENDOR shall be responsible and shall administer a breathalyzer test and/or urinalysis test to all work release Residents or Residents returning from furlough upon their return to the Facility. VENDOR and DEPARTMENT personnel will be responsible for urinalysis testing for all Continuing Care clients. The DEPARTMENT will determine the type of urinalysis supplies required and shall purchase all supplies. The VENDOR will maintain all urinalysis supplies and will test residents and continuing care participants as directed by DEPARTMENT. The VENDOR shall be responsible for all costs associated with the safe disposal of all used urinalysis supplies.


            q)   Bio-Hazard Disposal

                 The DEPARTMENT provides acupuncture treatment to Residents as a voluntary treatment modality. The VENDOR shall provide for timely disposal of used acupuncture supplies utilizing bio-hazard containers for disposal. Ultimate disposal must occur off-site and shall meet all applicable health and safety disposal standards. The VENDOR shall be responsible for all costs associated with bio-hazard disposal for used acupuncture and urinalysis supplies.

            r)   Recreation

                 The VENDOR shall supervise all resident recreation activities both in the facility and on the grounds. The DEPARTMENT shall supply basic recreational supplies. The VENDOR shall be responsible for replacement of basic recreational supplies. The DEPARTMENT and VENDOR will determine a minimum number of recreational hours to be provided to residents weekly and/or monthly based on treatment schedule.

            s)   Interagency Relationships

                 The VENDOR shall establish cooperative relationships with area law enforcement and mental health agencies to facilitate procedures for arrest of assaultive Residents and/or appropriate removal from the Facility of psychotic Residents. VENDOR shall also establish cooperative relationships with other appropriate agencies and businesses to meet the needs of Residents.

     1.9    ADMISSION AND DISCHARGE OF RESIDENTS

            a)   Admission

                 VENDOR shall accept for admission to the facility, Residents presented by the DEPARTMENT to the VENDOR. The DEPARTMENT will present for admission to the facility only Residents who are placed in the facility by court order.

            b)   To Deliver Resident Records.

                 The DEPARTMENT will deliver to the VENDOR each resident's data sheet, court order and medical files (where applicable) upon the resident's admission to the facility, or as soon thereafter as is reasonably possible, but in no event later than seventy-two (72) hours following the resident's admission to the Facility.

            c)   Inappropriate Referrals.

                 (i) VENDOR shall inform the DEPARTMENT when a resident who meets the following criteria is inappropriate for admission:

                       (aa) Those Residents whose behavior presents a threat to other Residents, facility staff, or the security of the Facility or

                       (bb) Residents who pose a threat or risk of transmitting an airborne or bloodborne pathogen disease to other Residents or staff.

                 (ii) VENDOR shall furnish the DEPARTMENT with written notification to include documentation of facts supporting its recommendation to return the resident and the DEPARTMENT shall forward VENDOR's written notification to the court for its consideration.

            d)   Non-Assignment

                 In performing their obligations under this Amended Agreement, the parties agree that VENDOR's authority shall be limited by applicable law as well as the express limitation that this Amended Agreement does not authorize, allow or imply an assignment of authority by the DEPARTMENT to VENDOR of the following:

                 (i) Calculating resident release and release eligibility dates;

                 (ii)  Calculating and assigning bed dates from waiting lists.

            e)   Discharge

                 VENDOR shall discharge Residents from the facility only upon expressed written direction from the DEPARTMENT.

     1.10   VENDOR Records.

            Any and all records developed, created and maintained by VENDOR, pursuant to its operation and management of the Facility shall comply with all applicable standards and statutes, including but not limited to resident records, Facility rules, Facility policies, operational guidelines, and personnel records, shall be the property of VENDOR, and shall continue to be the property of VENDOR and shall be made available for review and/or reproduction upon request of the DEPARTMENT and TDCJ-CJAD per Article IV, 4.7.

            a) Individual resident records which include, but are not limited to, personal data, personal inventory receipts, disciplinary action reports, incident reports, intake and release information, and progress information generated by VENDOR personnel, and health/medical records, waiver/confidentiality release forms and any other records VENDOR shall be required by the DEPARTMENT to keep.

            b) Monthly statistical reports of incidents, resident disciplinary actions, resident program participation, intakes and releases, resident grievances, meals, menus, medical attention, recreational activity (number of hours), skills development and training participation, work release participation, off-site CSR hours and sites, etc. VENDOR personnel will use VENDOR computer equipment to maintain and compile data for the aforementioned reports. All reports shall be compatible with DEPARTMENT tracking and data collection software and procedures.

            c) VENDOR shall make all record entries in a timely manner. All resident information maintained by VENDOR shall be considered confidential and subject to release or disclosure only (I) as required by law, (ii) in compliance with the order of any court having jurisdiction, (iii) in defense of any proceeding to which VENDOR or its employees or agents are a party with permission of the DEPARTMENT, (iv) to the DEPARTMENT for its review and/or reproduction, or (v) to physicians or other health care providers for use in treatment.

            d) VENDOR shall maintain records related to the operation of the Facility. These Facility records shall all be available for review and/or reproduction by DEPARTMENT and/or TDCJ-CJAD. Said records shall be the property of VENDOR, and shall continue to be the property of VENDOR.

            e) The VENDOR in coordination with the DEPARTMENT, develop procedures to share all resident incident reports with the DEPARTMENT Facility Director or Designee and Senior Community Supervision Officer or other DEPARTMENT designee.

                 The VENDOR shall adhere to the following requirements regarding the DEPARTMENT's program information and records of any resident:

            f) VENDOR's staff shall have custody of or access to records on a need to know basis only after receiving approval from DEPARTMENT treatment staff person or DEPARTMENT supervisor.

            g) VENDOR's staff shall understand and comply with all program confidentiality requirements.

            h) VENDOR shall notify the DEPARTMENT immediately upon receipt of any request or requirement for program records or disclosure of program information.

            Upon request from the DEPARTMENT, VENDOR shall appear and provide information or testimony at any administrative or legal proceeding.

     1.11   Loss or Damage Caused by Resident or Aftercare Participant

            The DEPARTMENT shall not be responsible for loss or damage to VENDOR's property, including loss or damage resulting from the action(s) of any Residents or aftercare participants. VENDOR holds the DEPARTMENT harmless for any damage to or loss of its property. However, in the event a defendant willfully damages or causes a loss to VENDOR's property, the DEPARTMENT to the extent practicable will endeavor to cooperate with VENDOR's efforts to recover from the resident or aftercare participant compensation for such damage or loss.

     1.12   Charges, Fees and Cost to Residents

            VENDOR shall not impose any charges, fees or costs on Residents for goods or services except those charges, fees, or costs which the VENDOR specifically has been authorized in writing by the DEPARTMENT to impose. Installation of coin-operated washers/dryers for resident use will be an exception to this provision. In addition, the VENDOR may collect a reimbursement fee from residents who lose any article of clothing or supply regularly issued at intake by the VENDOR. The resident will be apprised of this "lost article reimbursement policy" during intake procedures and residents will sign an acknowledgment of this policy. The reimbursement fee/policy will be established jointly between the VENDOR and the DEPARTMENT. Funds which are authorized by the DEPARTMENT for the VENDOR to collect, shall be used solely for those purposes approved by the DEPARTMENT.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES

     2.1 Use of Payments. No part of the Payments made to VENDOR will be expended for any consultant fees or honorariums to any employee of DEPARTMENT or for unallowable costs. VENDOR shall expend Payments made hereunder solely for providing direct services and for reasonable and allowable expenses directly related to the provision of Services. VENDOR may not collect defendant fees from any individual who receives Services hereunder.

     2.2 Non-Discrimination. In the performance hereof, VENDOR warrants that it shall not discriminate against any employee, subvendor, or Defendant on account of race, color, handicap, religion, sex, national origin, or age. In addition, VENDOR shall not discriminate against employees, subvendors, or Defendants who have or are perceived to have a handicap because of AIDS or HIV infection, antibodies to HIV, or infection with any other probable causative agent of AIDS.

ARTICLE III. GENERAL CONDITIONS

     3.1 No SUBVENDORS. No SUBVENDOR may be utilized by VENDOR unless DEPARTMENT has furnished prior written approval thereof.

     3.2 Payment to Employees or Agents of the CSCD VENDOR warrants that no employee or agent of DEPARTMENT has been retained to solicit or secure this Amended Agreement and that VENDOR has not paid or agreed to pay any employee of DEPARTMENT any fee, commission, percentage, brokerage fee, gift, or any other consideration, contingent upon the making of this Amended Agreement or as an inducement for entering into this Amended Agreement. The unauthorized offering or receipt of such payments may result in the immediate termination of this Amended Agreement by DEPARTMENT.

     3.3 Payments to VENDOR. VENDOR shall submit Monthly Invoices as required herein and shall receive Payments from DEPARTMENT based thereon, subject to the provisions of Section 6.7. Provided, however, that VENDOR shall not, under any circumstances, bill DEPARTMENT for peer or group meetings and such meetings shall not be counted toward the minimum contract requirements set forth herein.

     3.4 Availability of Funds. This amended agreement is subject to the availability of state funds as appropriated by the State Legislature and as made available by TDCJ-CJAD.

     3.5 Misspent Funds. Any funds deemed inappropriate based on approved budgets, the Financial Management Manual for TDCJ-CJAD Funding or the Contract Management Manual for TDCJ-CJAD Funding by TDCJ-CJAD staff, CSCD Staff or any CSCD or state designee will be subject to refund by the VENDOR.

     3.6 Visitation by State Employees. VENDOR shall at all times allow employees/agents of the Governor, members of the Legislature and all other members of the Executive and Judicial branches of the State of Texas, the Contract Monitor, and any other persons designated by the DEPARTMENT and the Texas Board of Criminal Justice to monitor the delivery of Services.

     3.7 Non-Collusion. VENDOR warrants that no Person, other than a bona fide employee, has been employed to solicit or secure this Amended Agreement with DEPARTMENT, and VENDOR has not paid or agreed to pay any Person, other than a bona fide employee, any fee, commission, percentage, or brokerage fee, gift, or any other consideration, contingent upon or resulting from the execution hereof. For breach or violation of this provision, DEPARTMENT shall have the right to terminate this Amended Agreement without liability, or in its discretion to deduct from Payments, or otherwise recover, the full amount of such fee, commission, brokerage fee, gift, or contingency fee.

     3.8 Termination at Will. Either party may terminate this Amended Agreement for any reason whatsoever, without cause and at any time, by furnishing to the other party thirty (30) days prior written notice. DEPARTMENT'S only obligation for terminating this Amended Agreement pursuant to this section shall be the payment to VENDOR of Payments earned hereunder up to the date of termination. VENDOR'S only obligation for terminating this Amended Agreement pursuant to this section shall be to provide Services until the date of termination. Neither VENDOR nor DEPARTMENT shall thereafter be entitled to any other bonus, damage, settlement or compensation for expected or lost profits or otherwise.

ARTICLE IV.  ADMINISTRATION AND FISCAL SYSTEM

     4.1 Administrative Controls. VENDOR shall establish, document and maintain adequate administrative and internal controls to ensure that only allowable costs are billed hereunder in accordance with the Program Budget.

     4.2 Conflict of Interest. VENDOR shall establish safeguards to prohibit members of the governing board, contractual personnel, consultants, volunteers, and employees from using their positions for a purpose that is or gives the appearance of being motivated by a desire for private gain for themselves or others, particularly those with whom they have family or business relationships.

     4.3 Remuneration. Staff of VENDOR shall not pay or receive any commission, consideration, or benefit or any kind related to the referral of a Defendant for treatment or engage in fee-splitting with other professionals.

     4.4    Disclosure.   VENDOR is required to immediately or timely, as the
case may be, disclose to DEPARTMENT and TDCJ-CJAD the following:

            a) If any Person who is an employee or director of VENDOR is required to register as a lobbyist under Texas Government Code Chapter 304, at any time during the term hereof, VENDOR shall provide to DEPARTMENT and TDCJ-CJAD timely copies of all reports filed with the Texas Ethics Commission as required by Chapter 305;

            b) If any Person who is an employee, SUBVENDOR, or director of VENDOR is or becomes an elected official (i.e., an elected or appointed state official or member of the judiciary, or a United States congressman or senator), during the term hereof;

            c) The receipt by VENDOR of funds other than, or in addition to, those paid by DEPARTMENT for Services hereunder, it being agreed that in such event, DEPARTMENT shall be entitled to reimbursement of such portion of such funds as it is attributed to the provision of Services hereunder. As used in this subparagraph, the term "funds" means any amounts received by VENDOR on behalf of any Defendant who is receiving Services at Facility.

            d) Report any actions or citations by Federal, State, or local governmental agencies that may affect VENDOR'S licensure status or its ability to provide Services hereunder.

     4.5 Withhold Payments. The DEPARTMENT may withhold Payments for any ineligible claims including inadequate or untimely monthly invoices until such time as the ineligible, inadequate or untimely claim is resubmitted and/or corrected by VENDOR. DEPARTMENT reserves the right to suspend Defendant placements, withhold Payments, or require the return of Payments in the case of noncompliance with DEPARTMENT Policies, including, but not limited to, recurring acts of noncompliance and expenditures for unallowable costs.

     4.6    Accounting Records   The VENDOR agrees to maintain a program
specific accounting or bookkeeping system in accordance with line item categorization as outlined in the Program Budget negotiated between the VENDOR and DEPARTMENT.

     4.7 Audit of Records. VENDOR agrees to furnish to DEPARTMENT and/or Texas Department of Criminal Justice - Community Justice Assistance Division (TDCJ-CJAD) and/or their designees such information as may be requested which relates to the services described in this Amended Agreement. VENDOR shall permit DEPARTMENT and/or TDCJ-CJAD and or their designee to audit/inspect records and reports, review services, and/or evaluate the performance of services at any time. VENDOR shall provide reasonable access to all the records, books, reports and other necessary data and information requested by DEPARTMENT and/or TDCJ-CJAD for the purpose of accomplishing reviews, inspections, and/or audits of program activities, services and expenditures.

     4.8 AIDS and HIV Infection VENDOR agrees that it shall adopt and implement workplace guidelines concerning persons with AIDS and HIV infection and shall also develop and implement guidelines regarding confidentiality of AIDS and HIV-related medical information for employees of said (VENDOR) and for clients, inmates, patients and residents served by VENDOR in accordance with the provisions found in V.T.C.A., Health and Safety Code, Section 85.113 and TCADA Licensure Standards.

     4.9    Confidentiality.   When applicable, records of identity, diagnosis,
prognosis, or treatment of any Defendant through this contract shall be confidential and may be disclosed only in accordance with applicable laws. No information may be released without the Defendant's written consent as documented by a signed information release form that complies with the requirements of 42 CFR, Part 2, or a proper court order that conforms with the
requirements of 42 CFR, Part 2.   All records shall be the property of VENDOR.

     4.10 Governing Board Responsibility. The appropriate governing board or entity of VENDOR shall bear full responsibility for the integrity of the Program Budget, including accountability for all Payments, compliance with DEPARTMENT policies, and applicable federal and state laws and regulations, and the Texas Department of Criminal Justice-Community Justice Assistance Division (TDCJ-
CJAD). Ignorance of any contract provisions or other requirements contained herein shall not constitute a defense or basis for waiving or appealing such provisions or requirements.

ARTICLE V.  INSURANCE AND INDEMNIFICATION

     5.1 Insurance. VENDOR shall provide an adequate plan of insurance that provides: (l) coverage to protect DEPARTMENT and the State against all claims, including claims based on violations of civil rights arising and from the Services performed by VENDOR; (2) coverage to protect the State from actions by a third party against VENDOR or any SUBVENDOR of VENDOR as a result hereof, and
(3) coverage to protect the State from actions by officers, employees, or agents of VENDOR or any SUBVENDOR(s). VENDOR shall maintain the following insurance coverage in full force and effect for the mutual protection and benefit of DEPARTMENT, the State and VENDOR with the amounts and coverages as required by law, in accordance with the following:

            a) Claims that may arise out of or result from VENDOR'S actions/operations hereunder, whether such actions/operations are by VENDOR or by a SUBVENDOR of VENDOR , or by anyone directly or indirectly employed by or acting on behalf of VENDOR or a SUBVENDOR where liability may arise for:

                 (i) Claims under workers compensation disability benefit, and other similar employee benefit actions;

                 (ii) Claims for damages because of bodily injury, occupational sickness or disease, or death of any VENDOR employees;

                 (iii) Claims for damages because of bodily injury, sickness or disease or death of any Person other than VENDOR'S employees;

                 (iv) Claims for damages insured by usual personal liability coverage that are sustained by (a) any Person as a result of an act directly or indirectly related to the employment of such Person by VENDOR, or by (b) any other Person;

                 (v) Claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom;

                 (vi)  Claims for damages based on violations of civil rights;

                 (vii) Claims for damages arising from fire and lightning and other casualties.

            b) The insurance required by this section shall be written for not less than any limits of liability specified by DEPARTMENT or required by law, whichever is greater, and shall include contractual liability insurance as applicable to VENDOR'S obligations hereunder.

            c) Certifications/policies of insurance shall be filed with DEPARTMENT prior to execution hereof. These certificates/policies shall contain a provision that coverage afforded under the policies shall not be canceled until at least thirty (30) days prior written notice has been given to DEPARTMENT.

            d) Compliance with the foregoing insurance requirements shall not relieve VENDOR from any liability under the indemnity provisions.

     5.2 Indemnification. VENDOR shall indemnify and save the DEPARTMENT, the Board of Criminal Justice, the Texas Department of Criminal Justice, the State of Texas, and its officers, agents and employees (hereinafter, collectively referred to as the "State") harmless from and against any and all claims arising from the conduct, management or performance hereof, including, without limitation, any and all claims arising from any condition herein or arising from any breach or default on the part of VENDOR in the performance of any covenant or agreement on its part to be performed, or arising from any act of negligence of VENDOR, or licensees or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation and from and against all costs, reasonable attorney's fees, expenses and liabilities incurred in or about any such claim, action or proceeding brought against the State by reason of any such claim. In any such action brought against the State, VENDOR, upon notice from the State, shall defend against such action or proceeding by counsel satisfactory to the State, unless such action or proceeding is defended against by counsel for any carrier of liability insurance provided for herein. The aforementioned indemnification shall not be affected by a claim that negligence of DEPARTMENT, the State, or their respective agents, VENDORS, employees or licensees contributed in part to the loss or damage indemnified against.

ARTICLE VI.  INDEPENDENT VENDOR

     VENDOR is associated with DEPARTMENT only for the purposes and to the extent set forth herein, and with respect to the performance of Services hereunder, VENDOR is and shall be an independent VENDOR and shall have the sole right to supervise, manage, operate, control, and direct the performance of the details incident to its duties hereunder. Nothing contained herein shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability for DEPARTMENT whatsoever with respect to the indebtedness, liabilities, and obligations of VENDOR or any other party. VENDOR shall be solely responsible for (and DEPARTMENT shall have no obligation with respect to) payment of all Federal Income, F.I.C.A., and other taxes owed or claimed to be owed by VENDOR, arising out of VENDOR'S association with DEPARTMENT pursuant hereto, and VENDOR shall indemnity and hold DEPARTMENT harmless from and against any and all liability from all losses, damages, claims, costs, penalties, liabilities, and expenses howsoever arising or incurred because of, incident to, or otherwise with respect to any such taxes.

ARTICLE VII. MISCELLANEOUS PROVISIONS

     7.1 Inconsistencies. Where there exists any inconsistency between this Amended Agreement and other provisions of collateral contractual agreements that are made a part hereof by reference or otherwise, the provisions of this Amended Agreement shall control.

     7.2 Severability. Each paragraph and provision hereof is severable from the entire Agreement and if any provision is declared invalid, the remaining provisions shall nevertheless remain in effect.

     7.3 Prohibition Against Assignment. There shall be no assignment or transfer of this Amended Agreement without the prior written consent of both parties.

     7.4 Law of Texas. This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Texas and shall be enforced in the primary County of the applicable judicial district.

     7.5 Notices. All notices called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or forty-eight (48) hours after mailed to each party by certified mail, return receipt requested, postage prepaid.

     7.6 Entire. This Amended Agreement incorporates all the agreements, covenants, and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, agreements, and understandings have been merged into this written Amended Agreement. No other prior agreement or understandings, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless attached hereto and/or embodies herein.

     7.7 Amendment. No changes to this Amended Agreement shall be made except upon written agreement of both parties.

     7.8 Confidentiality. Any confidential information provided to or developed by VENDOR in the performance of this Amended Agreement shall be kept confidential, unless otherwise provided by law, and shall not be made available to any individual or organization by VENDOR or DEPARTMENT without prior approval of the other party.

     7.9 Headings. The headings used herein are for convenience of reference only and shall not constitute a part hereof or effect the construction or interpretation hereof.

     7.10 Waiver. The failure on the part of any party to exercise or to delay in exercising, and no course of dealing with respect to any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or in equity, except as expressly set forth herein.

     7.11 Counterparts. This Amended Agreement may be executed in any number of and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but on and the same instrument.

     7.12 Terminology and Definitions. All personal pronouns used herein, whether used in the masculine, feminine, or neutral, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Entered into on the last date signed below.


By:  JIM RUST, Director                                Date:  5/18/98
Travis County Community Supervision
and Corrections Department


By:  JAMES F. SLATTERY, President                      Date:  5/12/98
Correctional Services Corporation


APPROVED:


By:  MIKE LYNCH, Presiding Judge                       Date:  5/20/98
167th Judicial District Court